Exhibit 99.1

CyberOptics Reports First Quarter Operating Results
Forecasts Significant Sequential Revenue Improvement in Second Quarter

Minneapolis, MN—April 24, 2013—CyberOptics Corporation (Nasdaq: CYBE) today reported consolidated sales of $6.7 million for the first quarter of 2013 ended March 31, down from $11.3 million in the year-earlier period, reflecting our previously forecasted impact of weak conditions in the SMT capital equipment market. The operating loss for the quarter was $2.0 million versus operating income of $92,000 in the first quarter of 2012. CyberOptics posted a net loss of $2.1 million or $0.31 per share in the first quarter, compared to earnings of $92,000 or $0.01 per diluted share in the year-earlier period.

Kathleen P. Iverson, chief executive officer and chair, commented: “Although the SMT market downturn continued to adversely affect our performance, CyberOptics’ first quarter sales increased 16% from last year’s fourth quarter, driven by a 23% increase in sales of inspection systems and a 55% gain in sales of WaferSense products for the semiconductor market. Consistent with prior statements, we believe that the electronics market bottomed out during the first quarter, and our sequential sales growth and recent bookings indicate that our targeted markets are now strengthening. As activity levels in China and the Americas continue to strengthen and order bookings post further gains, we expect to report improved operating results over the balance of the year. For the second quarter of 2013 ending June 30, we are forecasting sales of $9.0 to $10.0 million and a net loss of $0.15 to $0.20 per share.”

She continued: “We booked the initial sales of our recently introduced QX600 automated optical inspection (AOI) system in the first quarter. Later in this year’s second quarter, we expect to introduce the next-generation SE600 solder paste inspection (SPI) system. These important next-generation systems are engineered with significantly improved resolution, performance and usability required for accurately inspecting the smallest circuit board components used in smart phones and tablets and other applications requiring higher resolution due to smaller component sizes. During the first quarter, we also realized the initial sales of our new SE500Ultra SPI system, which offers a 30% increase in inspection speed for high-volume production runs.”

Iverson added: “Recent product introductions mark our first steps toward strengthening our competitive position and gaining market share in our current markets, particularly in the mobile computing and high performance segments where much of the industry’s growth is occurring. We also intend to expand our technology into adjacent targeted markets that require high precision optical 3D inspection. To achieve our growth objectives, we have taken a number of key steps. We have: implemented a functional organization focused on our systems business, which has included centralizing our R&D operation under a single leader to sharpen our focus and effectiveness on enhanced and next generation system products; consolidated sales and product marketing under one leader to focus on systems growth opportunities; earmarked expenditures to expand our marketing organization; and committed resources to developing innovative new products with ease of use and inspection performance that exceed the metrics of current and foreseeable competitive products. With cash and marketable securities of $27.4 million at the end of the first quarter, we believe we have the resources required to attain our growth objectives over the next several years.”

About CyberOptics

Founded in 1984, CyberOptics Corporation is a leading provider of sensors and inspection systems that provide process yield and through-put improvement solutions for the global electronic assembly and semiconductor capital equipment markets. Our products are deployed on production lines that manufacture surface mount technology circuit boards and semiconductor process equipment. By increasing productivity and product quality, our sensors and inspection systems enable electronics manufacturers to strengthen their competitive positions in highly price-sensitive markets. Headquartered in Minneapolis, Minnesota, we conduct worldwide operations through facilities in North America, Asia and Europe.

Statements regarding the Company’s anticipated performance are forward-looking and therefore involve risks and uncertainties, including but not limited to: market conditions in the global SMT and semiconductor capital equipment industries; increasing price competition and price pressure on our product sales, particularly our SMT systems; the level of orders from our OEM customers; the availability of parts required for meeting customer orders; the effect of world events on our sales, the majority of which are from foreign customers; product introductions and pricing by our competitors; the level of revenue and profitability or loss we achieve in 2013; success of anticipated new OEM and end-user opportunities; and other factors set forth in the Company’s filings with the Securities and Exchange Commission.

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For additional information, contact:
Jeffrey A. Bertelsen, Chief Financial Officer
763/542-5000

Richard G. Cinquina
Equity Market Partners
904/415-1415

First Quarter Conference Call and Replay

CyberOptics will review its first quarter operating results in a conference call at 4:30 pm Eastern today. Investors can access this call at 1-480-629-9819 or toll-free at 1-877-941-6009 prior to the start of the call and providing the conference ID: 4613546. Investors also can listen to a live webcast through the investor relations section of the CyberOptics website, www.cyberoptics.com. The webcast will be archived for 30 days. A replay of the first quarter conference call will be available one hour after the call at 303-590-3030 with the same access code.

CyberOptics Corporation

Consolidated Statements of Operations (Unaudited) (In thousands, except per share amounts)	Three Months Ended March 31,
	2013	2012
Revenue	$6,713	$11,280
Cost of revenue	3,774	6,045
Gross margin	2,939	5,235
Research and development expenses	1,836	1,917
Selling, general and administrative expenses	3,127	3,226
Income (loss) from operations	(2,024)	92
Interest income and other	(104)	35
Income (loss) before income taxes	(2,128)	127
Provision for income taxes	18	35
Net income (loss)	$(2,146)	$92
Net income (loss) per share - Basic	$(0.31)	$0.01
Net income (loss) per share - Diluted	$(0.31)	$0.01
Weighted average shares outstanding - Basic	6,961	6,933
Weighted average shares outstanding - Diluted	6,961	6,982

Condensed Consolidated Balance Sheets

	March 31, 2013 (Unaudited)	Dec. 31, 2012
Assets
Cash and cash equivalents	$5,473	$7,340
Marketable securities	11,807	11,438
Accounts receivable, net	6,248	6,129
Inventories	12,190	12,533
Income tax refunds and deposits	811	1,325
Other current assets	1,558	1,338
Deferred tax assets	100	100
Total current assets	38,187	40,203

Marketable securities	10,165	10,435
Intangible and other assets, net	743	758
Fixed assets, net	1,499	1,719
Other assets	141	142
Deferred tax assets	349	363
Total assets	$51,084	$53,620

Liabilities and Stockholders’ Equity
Accounts payable	$2,231	$2,476
Accrued expenses	2,532	2,403
Deferred tax liability	29	29
Total current liabilities	4,792	4,908

Other liabilities	1,245	1,240
Total liabilities	6,037	6,148

Total stockholders’ equity	45,047	47,472
Total liabilities and stockholders’ equity	$51,084	$53,620

Backlog Schedule:
2nd Quarter 2013		$2,030
3rd Quarter 2013 and beyond		483
Total backlog		$2,513